CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 29, 2020 with respect to the financial statements and financial highlights of Hanlon Managed Income Fund and Hanlon Tactical Dividend and Momentum Fund (two of the funds in the Two Roads Shared Trust) included in the Certified Shareholder Report of Registered Management Investment Companies on Form N-CSR, which is incorporated by reference in this Post-Effective Amendment No. 247 to the Registration Statement No. 333-182417 on Form N-1A (the “Registration Statement”). We consent to the use of the aforementioned report in the Prospectus and Statement of Additional Information contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm” and “Policies and Procedures for Disclosure of Portfolio Holdings.”

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania

November 25, 2020